EXHIBIT 21


                                                 State of Incorporation

Subsidiaries of Indiana Gas Company, Inc. (Parent) -
       Richmond Gas Corporation,
         d/b/a Indiana Gas Company, Inc.                  Indiana
       Terre Haute Gas Corporation,
         d/b/a Indiana Gas Company, Inc.                  Indiana